Exhibit 4.73

SUPPLEMENTAL LETTER

To:	SEANERGY MARITIME HOLDINGS CORP. as Borrower of Trust Company Complex, Ajeltake Road Ajeltake Island, Majuro MH96960, the Marshall Islands

From:	JELCO DELTA HOLDING CORP. as Lender Jardine House, 4th Floor, 33-35 Reid Street P.O. Box HM 1431 Hamilton HM FX, Bermuda

31 January 2019
Dear Sirs,
Facility Agreement originally entered into on 10 April 2018 and amended and restated on 13 June 2018 and as amended and supplemented by a supplemental letter dated 11 August 2018, and made between (i) Seanergy Maritime Holdings Corp., as borrower (the "Borrower") and (ii) Jelco Delta Holding Corp., as lender (the "Lender") in respect of a loan facility of US$2,000,000 (the “Facility Agreement”)

We refer to the Facility Agreement. Defined expressions in the Facility Agreement shall have the same meanings when used in this Supplemental Letter and for the purposes of this Supplemental Letter. This Supplemental Letter sets out the terms and conditions on which the Lender agrees, at the request of the Borrower, to amend a certain provision of the Facility Agreement as described in Clause 1.1 below.
1.1	We hereby confirm our approval, consent and acceptance of the following with effect as of 31 January 2019:
a)	To delete the definition of “Final Repayment Date” in Clause 1.2 (Definitions) of the Facility Agreement in its entirety and replacing it with the following:
“"Final Repayment Date" means 1 April 2019;” and
b)
To construe throughout all references in the Facility Agreement to “this Agreement” and all references in the Finance Documents (other than the Facility Agreement) to the “Loan Agreement” as references to the Facility Agreement as amended and supplemented by this Supplemental Letter.

2	Governing law
This Supplemental Letter and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.
3	Process Agent
The Borrower, hereby, irrevocably appoints Messrs. E.J.C Album Solicitors, presently of Landmark House, 190 Willifield Way, London, NW11 6YA, England (Attention of Mr. Edward Album Tel +44 (0) 20 8455 7653, Fax +44 (0) 20 8457 5558, e-mail: ejca@mitgr.com), to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English Courts which are connected with this Supplemental Letter.

Please confirm your agreement by signing the acknowledgement below.
Yours faithfully

/s/ Evan Breibart
______________________________
Evan Breibart
31 January 2019
for and on behalf of
Jelco Delta Holding Corp.
as Lender

We hereby acknowledge receipt of the above Supplemental Letter and confirm our agreement to the terms hereof.

/s/ Stamatios Tsantanis
______________________________
Stamatios Tsantanis
31 January 2019
for and on behalf of
Seanergy Maritime Holdings Corp.
as Borrower